Exhibit 3.1

ARTICLES OF INCORPORATION

OF

PEOPLES FINANCIAL SERVICES CORP.

(A PENNSYLVANIA CORPORATION)

1. The name of the corporation is PEOPLES FINANCIAL SERVICES CORP.

2. The registered address of the corporation is 50 Main Street, Hallstead, Susquehanna County, PA 18822.

3. The corporation was incorporated on February 6, 1986 under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania, Act of May 5, 1933.

4. The aggregate number of shares of capital stock which the corporation shall have authority to issue is Twelve Million Five Hundred Thousand (12,500,000) shares of common stock, $2.00 par value per share.

5. The term of the corporation’s existence is perpetual.

6. [Intentionally Omitted]

7. Except as set forth below, the affirmative vote of shareholders entitled to cast at least 75% of the votes which all shareholders of this corporation are entitled to cast shall be required to approve any of the following transactions:

(i) any merger or consolidation of this corporation with or into any other corporation;

(ii) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of this corporation pursuant to a vote of shareholders;

(iii) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of this corporation to any other corporation, person or entity;

(iv) any complete liquidation or dissolution of this corporation; or

(v) any transaction similar to, or having similar effect as, any of the foregoing transactions.

The Board of Directors of this corporation shall have the power and duty to determine, on the basis of information known to the Board, if any transaction is similar to, or has a similar effect as, any of the transactions identified above in this Article 7. Any such determinations shall be conclusive and binding for all purposes of this Article 7.

The provisions of this Article 7 shall not apply to any transaction which is approved in advance at a meeting of the Board duly called and held for such specific purpose, but only if such transaction is approved at such meeting by at least 66-2/3% of the members of the entire Board. If such Board approval is obtained, then the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders of this corporation are entitled to cast shall be required to approve any such transaction. An affirmative vote as provided in this Article 7 shall be in addition to the vote of shareholders otherwise required by law.

The provisions of this Article 7 may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders entitled to cast at least 75% of the votes which all shareholders of this corporation are entitled to cast or (b) the affirmative vote of at least 66-2/3% of the members of the Board of Directors of this corporation and the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders of this corporation are entitled to cast.

8. Cumulative voting rights shall not exist with respect to the election of directors.

9. (a) The Board of Directors of this corporation, when evaluating any offer of another party to (i) make a tender or exchange offer for any equity security of this corporation, (ii) merge or consolidate this corporation with another corporation, (iii) purchase or otherwise acquire all or substantially all of the properties and assets of this corporation or (iv) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of this corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of this corporation and its subsidiaries and on the communities in which this corporation and its subsidiaries operate or are located, the business reputation of the other party, and the Board of Directors’ evaluation of the then value of this corporation in a freely negotiated sale and of the future prospects of this corporation as an independent entity.

(b) The provisions of this Article 9 may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (i) the affirmative vote of shareholders entitled to cast at least 75% of the votes which all shareholders of this corporation are entitled to cast or (ii) the affirmative vote of at least 66-2/3% of the members of the Board of Directors of this corporation and the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders of this corporation are entitled to cast.

10. The total number of shares of preferred stock that the corporation shall have authority to issue is 500,000 shares, without par value. The preferred stock may be issued from time to time as a class without series, or if so determined by the Board of Directors of the corporation, either in whole or in part in one or more series. There is hereby expressly granted to and vested in the Board of Directors of the corporation authority to fix and determine (except as fixed and determined herein), by resolution, the voting powers, fully or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock (or the entire class of preferred stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of preferred stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of preferred stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors of the corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

11. Any or all classes or series of shares of capital stock of the Corporation, or any part thereof, may be represented by uncertificated shares, as provided under the Pennsylvania Business Corporation Law, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.